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                                                                   Exhibit 10.53


                          HOUSTONSTREET EXCHANGE, INC.

                                SERIES C WARRANT


Exercisable and Expires in                    Right to Purchase 600,000
Accordance with the Agreement                 shares of Series C Preferred Stock
                                              (subject to adjustment)

No. W-10

                                    PREAMBLE

         HOUSTONSTREET EXCHANGE, INC. (the "Company"), a Delaware corporation, hereby certifies that, for value received, Omega Advisors, Inc. ("Holder") is entitled, subject to the terms set forth below, to purchase from the Company fully paid and nonassessable shares of Series C Preferred Stock, $0.01 par value, of the Company, at the purchase price per share (the "Purchase Price") of the $.15 (the "Initial Purchase Price"). The number and character of such shares of Series C Preferred Stock and the Purchase Price are subject to adjustment as provided in Sections 1 and 9 of the Agreement.

         This Warrant is one of the Series C Stock Purchase Warrants (the "Warrants"), evidencing the right to purchase shares of Series C Preferred Stock of the Company, issued pursuant to the Warrant Agreement dated as of even date herewith among the Company and the other parties to the Agreement, a copy of which is on file at the principal office of the Company. The Warrants evidence rights to purchase an aggregate of 600,000 shares of Series C Preferred Stock of the Company (the "Shares"), subject to adjustment as provided in Sections 1 and 9 of the Agreement (the adjustment pursuant to Section 1 referring solely to additional shares of Series C Preferred Stock as may be requested by the Holder as provided by Section 2 of the Senior Secured Promissory Note issued in favor of the Holder). Capitalized terms used herein but not defined herein shall have the meaning set forth in the Series C Preferred Stock Warrant Agreement of even date herewith.

     1.  Restricted Shares.

         The holder of this Certificate by its acceptance covenants and agrees that this Warrant and the Shares are Restricted Shares in accordance with
Section 7 of the Agreement, and may only be transferred in accordance with that section.

     2.  Exercise of Warrant.

         The holder of this Warrant may exercise it in accordance with paragraphs 1 and 4 of the Agreement.

     3.  Purchase Price and Shares.

         The Purchase Price and number of Shares issuable hereunder may be adjusted in accordance with Sections 1 and 9 of the Agreement (the adjustment pursuant to Section 1
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referring solely to additional shares of Series C Preferred Stock as may be requested by the Holder as provided by Section 2 of the Senior Secured Promissory Note issued in favor of the Holder).

     4.  The Agreement.

         This Warrant is subject to all other terms of the Agreement.



Dated:  March 30, 2001          HOUSTONSTREET EXCHANGE, INC.

(Corporate Seal)                By: /s/ Frank W. Getman Jr.
                                    -----------------------------------------
                                    Frank W. Getman Jr.
                                    Its President & Chief Executive Officer


Attest: /s/ Cynthia A. Johnson